EXHIBIT 21

Subsidiary	Jurisdiction of Incorporation or Organization	Names Under Which It Does Business

WorldGate Service, Inc.	Delaware

WorldGate Finance, Inc.	Delaware

Ojo Service LLC	Pennsylvania	WorldGate

Ojo Video Phones LLC	Pennsylvania